Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-147916, 333-149077, 333-157460 and 333-172058) pertaining to the 2007 Equity Incentive Plan, the 2007 Employee Stock Purchase Plan and the 2007 Non-Employee Directors’ Stock Option Plan of Entropic Communications, Inc. of our reports dated March 1, 2013, with respect to the consolidated financial statements and schedule of Entropic Communications, Inc. and the effectiveness of internal control over financial reporting of Entropic Communications, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

San Diego, California

March 1, 2013